Exhibit 5.1
Opinion of Cane Clark LLP

3273 E. Warm Springs
Cane Clark llp	Las Vegas, NV 89120

Kyleen E. Cane* Bryan R. Clark^	Telephone: 702-312-6255
Chad Wiener+ Scott P. Doney~	Facsimile: 702-944-7100
Joe Laxague~	Email: bclark@caneclark.com
April 6, 2007
VIASPACE, INC.
171 North Altadena Drive, Suite 101
Pasadena, CA 91107
Dear Ladies and Gentlemen:
     We have acted as counsel to VIASPACE Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), covering common stock, par value $0.001 per share (the “Common Stock”), of the Company that is being registered for offering and sale from time to time pursuant to Rule 415 under the Securities Act. The aggregate public offering price of the Common Stock being registered is $50,000,000.
     In connection with this opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Articles of Incorporation and Bylaws of the Company, as amended through the date hereof, resolutions of the Company’s Board of Directors, and such other documents and corporate records relating to the Company and the issuance of the shares of Common Stock being registered under the Registration Statement as we have deemed appropriate. In all cases, we have assumed the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies, and the accuracy and completeness of all records and other information made available to us by the Company. We express no opinion concerning the law of any jurisdiction other than the State of Nevada.
     On the basis of the foregoing, we are of the opinion that the shares of Common Stock being registered under the Registration Statement have been duly and validly authorized for issuance and are validly issued, fully paid, and non-assessable by the Company under the laws of the State of Nevada.
     We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. This does not constitute a consent under Section 7 of the Securities Act because we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or the rules and regulations of the Securities and Exchange Commission.
Cane Clark LLP
Very truly yours,
/s/ Bryan R. Clark, Esq.
Bryan R. Clark, Esq.
*Licensed Nevada, California, Washington and Hawaii Bars;
^Nevada, Colorado and District of Columbia Bars
+Nevada, Illinois and Wisconsin Bars   ~Nevada